UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2009 (October 1, 2009)

Behringer Harvard Short-Term Opportunity
Fund I LP
(Exact Name of Registrant as Specified in Its Charter)

Texas	000-51291	71-0897614
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas
75001
(Address of principal executive offices)
(Zip Code)

(866) 655-1620
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04             Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 4, 2005, Behringer Harvard Mockingbird Commons LLC (“Borrower”), an entity in which Behringer Harvard Short-Term Opportunity Fund I LP (which may be referred to herein as the “Registrant,” “we,” “our,” or “us”) has a 70% direct and indirect ownership interest, entered into a promissory note payable to Credit Union Liquidity Services, LLC, f/k/a Texans Commercial Capital, LLC (“Lender”), an unaffiliated third party, whereby the Borrower was permitted to borrow up to $34 million (“Loan Agreement”).  Proceeds from the loan were used to construct luxury high-rise condominiums.  The maturity date, defined as October 1, 2008, was subsequently extended to October 1, 2009.  Amounts outstanding under the Loan Agreement bear interest at the Prime Rate plus one-half percent (0.5%).

While we are in negotiations with the Lender to amend the Loan Agreement to extend the maturity date, among other modifications, nonpayment of the outstanding balance of $25.2 million due and payable on October 1, 2009 constitutes an event of default.  As a result, past due amounts under the Loan Agreement bear interest up to 18% per annum during the default period.  We have remained and continue to remain current on payments due under the Loan Agreement.  There are no assurances that we will be successful in our negotiations to waive the event of default or modify the loan agreement with the Lender.

The Registrant has guaranteed payment of the obligation under the Loan Agreement in the event that, among other things, the Borrower becomes insolvent or enters into bankruptcy proceedings.  The completed condominium property is subject to a deed of trust to secure payment under the Loan Agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP

	By:	Behringer Harvard Advisors II LP,
Co-General Partner

Dated: October 7, 2009		By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer

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